Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Skullcandy, Inc. Nonqualified Inducement Stock Option Agreement and Skullcandy, Inc. Inducement Restricted Stock Unit Award Agreement, of our reports dated March 13, 2013, with respect to the consolidated financial statements of Skullcandy, Inc. and the effectiveness of internal control over financial reporting of Skullcandy, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

May 10, 2013